EXHIBIT 99.1

200 West Cypress Creek Road, Suite 400

Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Kevin McGrath
Cameron Associates
212 -245-4577

SMF ENERGY CORPORATION FILES FOR CHAPTER 11 REORGANIZATION

Ft. Lauderdale, FL, April 16, 2012 – SMF ENERGY CORPORATION (NASDAQ: FUEL), a leading energy logistics company (the “Company”), today announced that the Company and its subsidiaries, H & W Petroleum Company, Inc., SMF Services, Inc., and Streicher Realty, Inc. (collectively, the “Companies”), have filed voluntary petitions for reorganization (the “Voluntary Petitions”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Florida (the “Court”). The Companies will operate as “debtors in possession” under the jurisdiction of the Court, and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

On April 13, 2012, the Company received a declaration from Wells Fargo Bank, N.A. (the “Lender”), the Companies’ principal lender, of various Events of Default, as defined in the Loan and Security Agreement dated September 26, 2002, as amended, among the Companies and the Lender (the “Loan Agreement”). The Lender also purported to revoke the authority of the Company to access its own collections of accounts receivable and declared the Lender’s intention not to make any further revolving Loans to the Company under the Loan Agreement. Without considering any penalties or additional charges resulting from the Lender’s declaration of the Events of Default, the current balance owed to the Lender under the Loan Agreement is approximately $11.2 million, consisting of around $8 million in revolving loans, a $2.2 million unpaid balance of a Term Loan, and a $1.0 million mortgage loan.

The extent of the Companies’ ability to continue operating their businesses in the Chapter 11 cases is dependent on the willingness of the Lender, which asserts a security interest in substantially all of the Companies’ assets, to consent to or support the Companies’ use of the Lender’s cash collateral during the bankruptcy cases. It is the Company’s current expectation that the Lender will consent to or support the Companies’ use of the Lender’s cash collateral to continue to operate only those portions of the Companies’ business that have a discernible value as an ongoing enterprise. As a result, the Company expects that it will be required to promptly commence the liquidation of the assets of those portions of the Companies’ business that are not believed to have a going concern value.

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The Company previously announced, on March 16, 2012, that it expected a substantial reduction in sales revenue and earnings for the quarter ended March 31, 2012, and future periods, and that it expected to report a loss for the quarters ending March 31, 2012, and June 30, 2012, on account of necessary changes that had been made to its pricing structure. The Company also announced on March 16th that it was seeking to mitigate the adverse impact on revenue and earnings by instituting significant expense reductions and revenue enhancement measures but stated that it did not believe that those measures would be sufficient to offset the revenue and earnings downturn in the foreseeable future. The Company further stated on March 16 that it was considering an overhaul of its business model to permit it to drastically reduce its back office and interest expense in order to better match the Company’s total expenses with its revenues.

On March 22, 2012, the Company announced that it had appointed Soneet Kapila of Kapila & Company, Ft. Lauderdale, Florida, as its Chief Restructuring Officer (“CRO”) to direct the Company’s efforts to increase revenues and reduce expenses required by the decision to change the Company’s pricing structure. The Company also indicated on March 22nd that it was actively pursuing strategic alternatives, including potential business combinations and the development of new business partnerships.

To date, the Company’s vigorous efforts to reduce operating losses by increasing revenue and decreasing expenses have been unsuccessful. Competitive pressures have prevented the Company from increasing prices and, despite layoffs and other cost cutting measures, expenses have not been reduced in an amount sufficient to offset the decreased revenue since the change in pricing structure. The Company does, however, intend to continue to pursue strategic alternatives after the Voluntary Petitions for those portions of the Companies’ business that have a discernible value as an ongoing enterprise.

The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission that provides additional details concerning the foregoing disclosures, including but not limited to the Lender’s April 13, 2012, letter declaring a default under the Loan Agreement.

About SMF Energy Corporation (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries. The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. More information on the Company is available at www.mobilefueling.com.

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FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future revenue, earnings or losses of the Company, potential business combinations or partnerships, and the potential for changes in the Company’s business are all “forward looking statements” that should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.

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